Exhibit 99.1

Easton-Bell Sports, Inc. Reports First Quarter 2012 Financial Results and Announces Earnings Call

Easton-Bell Sports Reports Sales, Gross Margin and EBITDA Growth during First Quarter 2012

VAN NUYS, Calif.--(BUSINESS WIRE)--May 7, 2012--Easton-Bell Sports, Inc. (the “Company”), a leading designer, developer and marketer of branded sports equipment, protective products and related accessories, will discuss its financial results for the first quarter ended March 31, 2012 on a conference call to be held on Monday, May 7, 2012, beginning at 2:00 p.m. Eastern Time.

Results for the First Quarter ended March 31, 2012

The Company had net sales of $216.3 million for the first quarter of 2012, an increase of 6.3% as compared to $203.4 million of net sales for the first quarter of 2011, gross margin increased by 230 bps to 33.8% from 31.5%, and Adjusted EBITDA increased by $2.9 million or 14.9% to $22.6 million.

“We are pleased with our sales and margin growth in the first quarter, driven by higher average selling prices associated with product innovation and productivity gains within our supply base,” said President and CEO Paul Harrington.

Team Sports net sales increased $8.1 million, or 7.0% for the first quarter of 2012, as compared to the first quarter of 2011 driven by continued market share gains with Riddell football helmets and reconditioning services along with increased sales of Easton baseball and softball bats driven by the Power Brigade collection.

Action Sports net sales increased $4.8 million, or 5.5% for the first quarter of 2012, as compared to the first quarter of 2011 from increased sales of Giro and Bell cycling helmets to the specialty channel, Giro cycling shoes which were introduced in 2011 and increased sales of power sports helmets driven by new product launches.

The Company’s gross margin for the first quarter of 2012 was 33.8%, as compared to 31.5% for the first quarter of 2011. The 230 bps of margin improvement related primarily to the sales growth in higher-margin Riddell football helmets, Easton baseball and softball bats and Giro and Bell cycling helmets and lower close-out sales.

The Company’s operating expenses increased $6.8 million or 13.4% during the first quarter of 2012 and were 26.4% of net sales, as compared to 24.8% of net sales for the first quarter of 2011. The first quarter of 2012 reflected increased spending on research and development and brand marketing initiatives, higher variable selling expenses associated with the sales growth, and increased depreciation expense.

The Company’s Adjusted EBITDA was $22.6 million for the first quarter of 2012, an increase of $2.9 million or 14.9% as compared to the first quarter of 2011. A detailed reconciliation of Adjusted EBITDA to net income, which the Company considers to be the most closely comparable GAAP financial measure, is included in the section entitled “Reconciliation of Non-GAAP Financial Measures”, which appears at the end of this press release.

Balance Sheet Items

Net debt totaled $382.3 million (total debt of $412.9 million less cash of $30.6 million) as of March 31, 2012, a decrease of $1.2 million compared to the net debt amount as of April 2, 2011. Working capital as of March 31, 2012 was $271.3 million as compared to $244.8 million as of April 2, 2011. The increase in working capital primarily resulted from the increase in accounts receivable related to sales growth and reduced accounts payable, partially offset by lower inventories.

The Company had substantial borrowing capacity and liquidity as of March 31, 2012, with $177.9 million of additional borrowing availability under the revolving credit facility and liquidity of $208.5 million when including $30.6 million of cash.

Easton-Bell Sports, Inc.

Easton-Bell Sports, Inc. is a leading designer, developer and marketer of branded sports equipment, protective products and related accessories. The Company markets and licenses products under such well-known brands as Easton, Bell, Giro, Riddell and Blackburn. The Company’s products incorporate leading technology and designs and are used by professional athletes and enthusiasts alike. Headquartered in Van Nuys, California, the Company has thirty-two facilities worldwide. More information is available at www.eastonbellsports.com.

“Safe Harbor” Statement under Private Securities Litigation Reform Act of 1995

This press release may include forward-looking statements that reflect the Company’s current views about future events and financial performance. All statements other than statements of historical facts included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. Words such as “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” “forecasts” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events are forward-looking statements.

Although the Company believes that the expectations reflected in its forward-looking statements are reasonable, the Company does not know whether its expectations will prove correct. They can be affected by inaccurate assumptions that the Company might make or by known or unknown risks and uncertainties including: (i) the level of competition in the sporting goods industry; (ii) legal and regulatory requirements, including changes in the laws that relate to use of the Company’s products and changes in product performance standards maintained by athletic governing bodies; (iii) the success of new products; (iv) whether the Company can successfully market its products, including use of its products by high profile athletes; (v) the Company’s dependence on and relationships with its major customers; (vi) fluctuations in costs of raw materials; (vii) risks associated with using foreign suppliers including increased transportation costs, potential supply chain disruption and foreign currency exchange rate fluctuations; (viii) the Company’s labor relations; (ix) departure of key personnel; (x) failure to protect the Company’s intellectual property or guard against infringement of the intellectual property rights of others; (xi) product liability claims; (xii) the timing, cost and success of opening or closing manufacturing facilities; (xiii) the Company’s level of indebtedness; (xiv) interest rate risks; (xv) the ability to successfully complete and integrate acquisitions and realize expected synergies; (xvi) an increase in return rates; (xvii) negative publicity about the Company’s products or the athletes that use them; (xviii) the seasonal nature of the Company’s business; (xix) failure to maintain an effective system of internal controls and (xx) other risks outlined under “Risk Factors” in the Company’s 2011 Annual Report on Form 10-K.

These forward-looking statements are expressed in good faith and the Company believes there is a reasonable basis for them. However, there can be no assurance that the events, results or trends identified in these forward-looking statements will occur or be achieved. Investors should not place undue reliance on any of the Company’s forward-looking statements because they are subject to a variety of risks, uncertainties and other factors that could cause actual results to differ materially from the Company’s expectations. The forward-looking statements in this press release speak only as of the date of this release and, except as required by law, the Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances.

EASTON-BELL SPORTS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
(Amounts in thousands, except share and per share amounts)

	March 31,	December 31,	April 2,
	2012	2011	2011
	(Unaudited)		(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$30,553	$29,505	$25,265
Accounts receivable, net	262,407	250,183	241,685
Inventories, net	144,945	145,815	148,254
Prepaid expenses	7,301	6,942	8,252
Deferred taxes, net	17,779	17,798	16,101
Other current assets	10,603	9,645	11,055
Total current assets	473,588	459,888	450,612
Property, plant and equipment, net	55,246	54,329	50,269
Deferred financing fees, net	11,958	12,622	13,497
Intangible assets, net	271,195	270,458	276,494
Goodwill	208,697	208,697	206,928
Other assets	1,189	1,617	1,296
Total assets	$1,021,873	$1,007,611	$999,096

LIABILITIES AND STOCKHOLDER’S EQUITY

Current liabilities:
Revolving credit facility	$66,000	$42,000	$62,393
Current portion of capital lease obligations	26	26	24
Accounts payable	71,220	88,689	80,083
Accrued expenses	65,068	63,291	63,295
Total current liabilities	202,314	194,006	205,795
Long-term debt, less current portion	346,804	346,670	346,290
Capital lease obligations, less current portion	45	52	72
Deferred taxes	59,571	58,928	48,374
Other noncurrent liabilities	21,765	18,330	19,378
Total liabilities	630,499	617,986	619,909
Stockholder’s equity:
Common stock: $0.01 par value, 100 shares authorized, 100 shares issued and outstanding at March 31, 2012, December 31, 2011 and April 2, 2011	—	—	—
Additional paid-in capital	364,334	363,730	360,880
Retained earnings	26,779	25,429	15,339
Accumulated other comprehensive income	261	466	2,968
Total stockholder’s equity	391,374	389,625	379,187
Total liabilities and stockholder’s equity	$1,021,873	$1,007,611	$999,096

EASTON-BELL SPORTS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
(Unaudited and amounts in thousands)

	Fiscal Quarter Ended
	March 31,	April 2,
	2012	2011
Net sales	$216,281	$203,398
Cost of sales	143,106	139,441
Gross profit	73,175	63,957
Selling, general and administrative expenses	57,140	50,367
Amortization of intangibles	2,597	2,553
Income from operations	13,438	11,037
Interest expense, net	10,623	10,993
Income before income taxes	2,815	44
Income tax expense	1,465	106
Net income (loss)	1,350	(62)
Other comprehensive income:
Foreign currency translation adjustment	(205)	954
Comprehensive income	$1,145	$892

Reconciliation of Non-GAAP Financial Measures

This press release contains a financial measure called Adjusted EBITDA, which is not calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). In this press release we have presented Adjusted EBITDA on an actual basis for the first fiscal quarters ended March 31, 2012 and April 2, 2011.

We believe Adjusted EBITDA is a useful supplemental measure in evaluating the performance of our operating businesses and provides greater transparency into our consolidated and combined results of operations. Adjusted EBITDA is used by our management to perform such evaluation and in measuring compliance with debt covenants relating to certain of our borrowing arrangements. Adjusted EBITDA should not be considered in isolation or as a substitute for net income or other income statement data prepared in accordance with GAAP. We believe Adjusted EBITDA facilitates company-to-company operating performance comparisons by excluding potential differences caused by variations in capital structures (affecting net interest expense), taxation and the age and book depreciation of facilities (affecting relative depreciation expense), which may vary for different companies for reasons unrelated to operating performance. We also believe that Adjusted EBITDA is frequently used by securities analysts, investors and other interested parties in their evaluation of companies, many of which present an Adjusted EBITDA measure when reporting their results. In addition, we believe that our presentation of Adjusted EBITDA provides investors with helpful information about the calculation of some of the financial covenants that are contained in our Senior Secured Credit Facilities.

Adjusted EBITDA has limitations as an analytical tool and you should not consider it in isolation or as a substitute for analyzing our results as reported under GAAP. Some of these limitations are as follows:

  Adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs;
  Adjusted EBITDA does not reflect our interest expense, or the cash requirements necessary to service interest or principal payments, on our debt;
  Adjusted EBITDA does not reflect our income tax expense or the cash requirements to pay our taxes;
  Adjusted EBITDA does not reflect historical cash expenditures or future requirements for capital expenditures or contractual commitments;
  although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and Adjusted EBITDA does not reflect any cash requirements for such replacements; and
  other companies in our industry may calculate Adjusted EBITDA differently so it may not be comparable.

To compensate for these limitations, however, we rely primarily on our GAAP results and use Adjusted EBITDA only as supplemental information.

The calculation of Adjusted EBITDA and a reconciliation of that measure to net income, the most comparable GAAP measure, for the first fiscal quarters ended March 31, 2012 and April 2, 2011 are set forth below (amounts in thousands):

	2012	2011

Net income (loss) for the first fiscal quarter	$1,350	$(62)

Interest expense, net	10,623	10,993
Provision for taxes based on income	1,465	106
Depreciation expense	5,314	4,456
Amortization expense	2,597	2,553
Non-cash equity compensation expense	604	657

Other allowable adjustments under the Company's Senior Secured Credit Facilities (1)	635	954
Adjusted EBITDA, as reported pursuant to the Company's Senior Secured Credit Facilities for the fiscal quarter	$22,588	$19,657

(1)	Represents actual expenses permitted to be excluded pursuant to the Company's Senior Secured Credit Facilities. Such amount represents: (i) charges related to the issuance of capital stock or debt, (ii) unrealized (gains)/losses relating to hedging activities, (iii) expenses paid in connection with employee severance, retention, relocation and contract termination, consolidation of facilities and other non-recurring expenses and charges and (iv) expense reimbursements to our financial sponsors

Conference Call Webcast and Dial-in Information

Interested parties may listen to the conference call via webcast at: http://www.media-server.com/m/p/62skir39. In addition, interested parties may listen directly to the call by dialing 1-800-706-7745 (within the United States and Canada) or 1-617-614-3472 (outside the United States and Canada). The pass code for the call is 16649004. A replay of the call will be available on May 8 through May 14, 2012 by dialing 1-888-286-8010 (within the United States and Canada) or 1-617-801-6888 (outside the United States and Canada). The pass code for both replay phone numbers is 31744346.

CONTACT:
Easton-Bell Sports, Inc.
Mark Tripp, 818-902-5803